QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.7

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP

(unaudited)
Dated September 1, 2011

The Company follows Canadian generally accepted accounting principles ("Canadian GAAP") which is different in some respects from the accounting principles applicable in the United States ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission. These differences in Canadian GAAP and U.S. GAAP that would require restatement of any of the Company's reported financial statements and certain additional disclosures required under U.S. GAAP are detailed below:

(i.)
Leasehold Improvements

  The company amortizes leasehold improvements over their expected useful life. U.S. GAAP requires that leasehold improvements be amortized over the lesser of their useful life or the term of the lease. As the Company does not have a term lease in place for its premises, expenditures relating to leasehold improvements are booked to general and administrative expense in the statement of operations. Accordingly, the following adjustments would be required under U.S. GAAP:

  (amounts in thousands of dollars)

	June 30, 2011	September 30, 2010
Property and equipment — Canadian GAAP	$2,717	$2,731
Remove net book value of Leasehold Improvements	(93)	(106)

Property and equipment — U.S. GAAP	$2,624	$2,625

	June 30, 2011	September 30, 2010
Deficit — Canadian GAAP	$(40,305)	$(33,485)
Net Adjustment	(93)	(106)

Deficit — U.S. GAAP	$(40,398)	$(33,591)

	Three Month Period Ended June 30, 2011	Three Month Period Ended June 30, 2010	Nine Month Period Ended June 30, 2011	Nine Month Period Ended June 30, 2010
Net loss — Canadian GAAP	$(2,691)	$(1,812)	$(6,820)	$(5,452)
Net adjustment to expense Leasehold Improvements and remove amortization of Leasehold Improvements	3	(9)	13	(4)

Net loss — U.S. GAAP	$(2,688)	$(1,821)	$(6,807)	$(5,456)

	Three Month Period Ended June 30, 2011	Three Month Period Ended June 30, 2011	Nine Month Period Ended June 30, 2011	Nine Month Period Ended June 30, 2011
Cash provided by (used in) operations — Canadian GAAP	$(1,339)	$(2,083)	$(5,847)	$(5,504)
Expense Leasehold Improvements	—	(16)	(2)	(23)

Cash used in operations — U.S. GAAP	$(1,339)	$(2,099)	$(5,849)	$(5,527)

Cash provided by (used in) investing — Canadian GAAP	$(130)	$(287)	$(557)	$(468)
Remove additions to Leasehold Improvements	—	16	2	23

Cash provided by (used in) investing — U.S. GAAP	$(130)	$(271)	$(555)	$(445)

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP (Continued)

(unaudited)
Dated September 1, 2011

(ii.)
The Company is a development stage company. Accordingly, the following tables detailing the Company's Statements of Operations, Shareholders' Equity and Cash Flows from inception (December 1, 1999) to June 30, 2011 are required to be presented:

  Statement of Operations
  (amounts in thousands of dollars)

From Inception to June 30, 2011
Revenue
Product Sales	$32
Consulting Fees	1,269

1,301

Expenses
Salaries and wages	4,462
General and administrative	3,671
Professional and consulting fees	3,680
Sales and marketing	1,211
Stock-based compensation	1,972
Research and development costs	23,231
Amortization — patents and trademarks	817
Amortization — property and equipment	2,618

41,662

Loss before the undernoted items	$(40,361)
Interest income	437
Interest expense	(87)
Settlement of litigation	(205)
Loss on disposal of property and equipment	(182)

(37)

Net loss and deficit accumulated during the development stage, end of period	$(40,398)

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP (Continued)

(unaudited)
Dated September 1, 2011

  Statement of Shareholders' Equity
  (amounts in thousands of dollars, shares in thousands)

	Share Capital
					Defict Accumulated in Development Stage
	Number of shares	Amount	Contributed Surplus	Warrant Capital
Balance At Inception	2	$850			—
Net loss					$(4,631)

Balance Dec 14, 2002, 2001 and 2000	2	$850	—		$(4,631)

Net loss					(3,112)

Balance December 14 2003	2	$850	—		$(7,743)

Issued in connection with a private placement	10	1,516
Stock split	5,977	—
Issued in connection with a private placement	669	2,788
Forgiveness of indebtedness to parent on reorganization			$7,120
Share issuance costs		(342)
Stock based compensation			9
Net loss					(1,559)

Balance December 14, 2004	6,658	$4,812	$7,129	—	$(9,302)

Issued on exercise of warrants	100	10
Stock based compensation			341
Net loss					(1,804)

Balance December 14, 2005	6,758	$4,822	$7,470	—	$(11,106)

Conversion of convertible debentures	2,073	4,147
Convertible debenture issuance costs		(454)
Stock based compensation			268
Net loss					(1,653)

Balance December 14, 2006	8,831	$8,515	$7,738	—	$(12,759)

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP (Continued)

(unaudited)
Dated September 1, 2011

	Share Capital
					Defict Accumulated in Development Stage
	Number of shares	Amount	Contributed Surplus	Warrant Capital
Shares of Emblem Capital	8,000	$867
Share consolidation of Emblem Shares at 6 for 1	(6,667)
Elimination of share capital due to reverse take over		(867)
Common shares of Umedik exchanged for shares SQI	(8,831)
Net asset value of SQI ascribed to issued shares		595
Issued on exercise of warrants	78	8
Share issued to former shareholders of Umedik	14,719
Proceeds from private placement units	3,568	5,212
Amount of private placement allocated to warrants		(89)		89
Share issuance costs		(128)
Stock based compensation			53
Net loss					(3,098)

Balance, September 30, 2007	19,698	$14,113	$7,791	$89	$(15,857)

Issued on exercise of warrants	52	5
Issued in connection with private placement	2,439	3,660
Issued on exercise of options	28	39	(6)
Share issuance costs, inluding broker warrants		(494)		185
Stock based compensation			283
Net loss					(3,765)

Balance, September 30, 2008	22,217	$17,323	$8,068	$274	$(19,622)

Issued on exercise of warrants	1,111	689
Issued in connection with private placement	3,732	4,664
Issued on exercise of options	133	35	(17)
Share issuance costs, inluding broker warrants		(345)		187
Stock based compensation			380
Net loss					(5,899)

Balance, September 30, 2009	27,193	$22,366	$8,431	$461	$(25,521)

Issued on exercise of warrants	970	2,008	60	(213)
Proceeds from private placement units	4,678	12,295
Amount of private placement allocated to warrants		(1,424)		1,424
Issued on exercise of options	917	755	(61)
Expiry of warrants				(60)
Share issuance		(974)		187
Stock based compensation			402
Net loss					(8,070)

Balance, September 30, 2010	33,758	$35,026	$8,832	$1,799	$(33,591)

Issued on exercise of warrants	107	193		(60)
Issued on exercise of options	81	174	(55)	(125)
Expiry of warrants			125
Share issuance		(16)
Stock based compensation			372
Net loss					(6,807)

Balance, June 30, 2011	33,946	$35,377	$9,274	$1,614	$(40,398)

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP (Continued)

(unaudited)
Dated September 1, 2011

  Cash Flow Statement
  (amounts in thousands of dollars)

From Inception to June 30, 2011
Cash provided by (used in)
Operations
Net loss	$(40,398)
Items not affecting cash
Amortization — patents and trademarks	817
— property and equipment	2,618
Patents written off	97
Stock-based compensation	2,108
Loss on sale of property and equipment	225
Interest accrual	(11)
Changes in non-cash working capital items
Amounts receivable	(623)
Investment tax credit recoverable	610
Due from related party	106
Inventory	(1,142)
Prepaids and deposits	(423)
Accounts payable and accrued liabilities	1,668

(34,348)

Investing
Purchase of property and equipment	(4,832)
Additions to patents and trademarks	(1,651)
Sale of property and equipment	2
Due from related party	(97)

(6,578)

Financing
Loans from related parties	7,120
Advances (repayment) of loan/notes payable	3
Proceeds from private placement and exercise of warrants and options, net of share issuance costs	35,789
Deferred Share Issuance Costs	(433)
Cash acquired on reverse takeover	607
Share subscription proceeds received	657

43,743

Net change in cash and cash equivalents during the period and cash at end of period	$2,817

Supplemental disclosure
Equipment reallocated from inventory and segregated for use by the Company	$631
Cash paid for interest	$109
(iii.)
Statements of Cash Flows

  Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash operating working capital items in the consolidated statements of cash flows. United States GAAP does not permit this subtotal to be included.

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP (Continued)

(unaudited)
Dated September 1, 2011

(iv.)
The Company grants stock options to directors, officers, employees and consultants as described in Note 12. The company has used the fair value method of accounting for stock options since the inception of the plan in accordance with Canadian GAAP and U.S GAAP. Other disclosures related to share-based compensation are as follows:

a.
The total intrinsic value of options exercised during the three and nine months ended June 30, 2011 was $61,000 and $128,000, respectively (three and nine months ended June 30, 2010 $452,000 and $1,364,000, respectively)

b.
The total number of options outstanding June 30, 2011 had a weighted average remaining term of 2.6 years (June 30, 2010 — 2.3 years), and a total intrinsic value of $3,029,000 (June 30, 2010 — $1,022,000)

c.
The total number of options vested and exercisable at June 30, 2011 had a weighted average remaining term of 2.5 years (June 30, 2010 — 1.7 years), and a total intrinsic value of $2,006,000 (June 30, 2010 — $556,00)

d.
As at June 30, 2011 compensation costs not yet recognized relating to stock option awards outstanding was $888,000 (June 30, 2010 — $864,000). Compensation costs will be recognized over the remaining weighted average period of approximately 1.6 years (June 30, 2010 — 2.4 years)

e.
Estimated forfeiture rate did not result in a material impact on the stock based compensation expense.

(v.)
Breakdown of accounts payable and accrued liabilities are as follows (amounts in thousands of dollars):

	June 30, 2011	September 30, 2010
Trade payables	$685	$763
Accruals	777	200
Payroll Liabilities	66	9

	$1,528	$972

(vi.)
Patents and trademarks

  The aggregate amortization expense related to patents and trademarks for the next five years as at June 30, 2011 is as follows (amounts in thousands of dollars):

2012	95
2013	69
2014	69
2015	69
2016	69
(vii.)
Recently adopted accounting pronouncements

  In June 2009, the FASB launched the FASB Accounting Standards Codification, or the Codification, as the single source of authoritative U.S. GAAP recognized by the FASB. The Codification reorganizes various U.S. GAAP pronouncements into accounting topics and displays them using a consistent structure. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification is effective for interim and annual periods ending after September 15, 2009. The adoption of this standard had no impact on the Company's financial statements.

  In February 2010, the FASB issued ASU No. 2010-09, "Subsequent Events (ASC Topic 855), Amendments to Certain Recognition and Disclosure Requirements." This Standard update requires a SEC Filer to (1) evaluate subsequent events through the date that the financial statements are issued or available to be issued, (2) defines "SEC Filer" as an entity that is required to file or furnish its financial statements with either the SEC or, with respect to an entity subject to Section 12(i) of the Securities Exchange Act of 1934, as amended, the appropriate agency under that Section, (3) not be bound to disclosing the date through which subsequent events have been evaluated, (4) note the definition of public entity is not longer defined nor necessary for Topic 855, (5) note the scope of the reissuance disclosure requirements is refined to include revised financial statements only. These Updates are effective for interim or annual periods ending after June 15, 2010. ASU No. 2010-09 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

SQI Diagnostics Inc.

SUPPLEMENTAL NOTE REGARDING THE RECONCILIATION OF THE INTERIM
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS
ENDED JUNE 30, 2011 AND 2010 WITH U.S. GAAP (Continued)

(unaudited)
Dated September 1, 2011

  In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855-10, Subsequent Events (formerly, SFAS No. 165, Subsequent Events) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: "recognized subsequent events" and "non-recognized subsequent events." Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the Company's financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective on a prospective basis for interim or annual periods ending after June 15, 2009. The Company adopted the provisions of ASC 855-10 as required.

QuickLinks

  Exhibit 4.7
SUPPLEMENTAL NOTE